Exhibit 99.2

Auxilium and Pfizer Will Conclude Agreement on XIAPEX® EU Collaboration

MALVERN, PA and NEW YORK, NY (November 7, 2012) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, and Pfizer Inc. (NYSE: PFE) are amending their collaboration agreement for the development, commercialization and supply of XIAPEX in the European Union (EU) and certain other European and Eurasian countries (the “Collaboration Agreement”).  As a result of this amendment, the Collaboration Agreement will terminate no later than April 24, 2013.  Prior to the mutual termination date, the parties will continue to perform all of their obligations as described in the Collaboration Agreement.  After the termination date, rights to commercialize XIAPEX and responsibility for regulatory activities for XIAPEX in these countries will revert to Auxilium.

“Auxilium remains committed to addressing the unmet needs of adult Dupuytren’s contracture patients in the EU, and we now have the strategic flexibility to evaluate all of our options for the continuing commercialization of XIAPEX for the treatment of Dupuytren’s contracture and for gaining approval for XIAPEX for the treatment of Peyronie’s disease in the EU and other specified markets,” said Adrian Adams, CEO and President of Auxilium. As a result of this mutual decision to conclude the collaboration, Auxilium will recognize $94 million of deferred revenue and $9 million of deferred costs in the fourth quarter of 2012.

“Pfizer is committed to working with Auxilium to ensure continuity of patient care during the transition period and effect a seamless transition,” said Geno Germano, President and General Manager, Specialty Care and Oncology, Pfizer.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. GSK co-promotes Testim with Auxilium in the U.S.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia through April 24, 2013; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  The sBLA for XIAFLEX for the treatment of Peyronie’s disease was submitted to the FDA on November 7, 2012.  Additionally, collagenase clostridium histolyticum (“CCH”) is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for CCH. For additional information, visit http://www.auxilium.com.

About Pfizer Inc.

At Pfizer, we apply science and our global resources to improve health and well-being at every stage of life. We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals. Our diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as the world’s leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more about our commitments, please visit us at www.pfizer.com.

AUXILIUM SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the expected termination of the Company’s collaboration agreement with Pfizer and the Company’s plans for development and commercialization of XIAPEX in the EU and certain other European and Eurasian countries; and products in development for Peyronie’s disease, Frozen Shoulder syndrome and cellulite.  Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.  A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

AUXILIUM CONTACTS:
James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

PFIZER CONTACTS:
For Media:	For Investors:
Joan Campion : 212.733.2798	Suzanne Harnett: (212) 733-8009
joan.campion@pfizer.com	Suzanne.Harnett@Pfizer.com

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